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EXHIBIT 5.1

[Howard Rice Nemerovski Canady
Falk & Rabkin Letterhead]

August 23, 2004

Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, MN 55344

  Re:
  Registration Statement on Form S-3 of Digital River, Inc.

Ladies and Gentlemen:

        This letter is being furnished to you in connection with the Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus that is part of the Registration Statement (the "Prospectus"), filed by Digital River, Inc., a Delaware corporation (the "Company"), on the date hereof with the Securities and Exchange Commission (the "Commission"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Act"), the resale by the holders thereof of a total of $195,000,000 principal amount 1.25% Convertible Subordinated Notes due January 1, 2024 (the "Notes") and the shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable upon conversion of the Notes (the "Shares"). The Notes were issued pursuant to the Indenture dated June 1, 2004 between the Company and Wells Fargo Bank, N.A. (the "Indenture"). This letter is being filed as an exhibit to the Registration Statement.

        In connection with this opinion, we have examined the following documents:

  1.
  The Registration Statement;

  2.
  The Company's Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on August 14, 1998, as amended by the Certificate of Amendment, filed on September 20, 2000;

  3.
  The Company's Bylaws dated June 8, 1998;

  4.
  The Indenture;

  5.
  The Notes;

  6.
  Resolutions of the Board of Directors of the Company adopted at meetings held on April 25, 2004, and May 25, 2004, and resolutions of the Negotiating Committee of the Board of Directors adopted at a meeting held on May 25, 2004;

  7.
  The minute books of the Company provided to us by certain officers of the Company;

  8.
  Certificates of public officials, officers of the Company and the Company's transfer agent.

        In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

        In addition, we have assumed (i) that as of the date and time of the issuance of the Shares upon conversion of the Notes: (A) all of the Notes being converted will be free and clear of any liens and encumbrances; (B) all of the terms and conditions for such conversion set forth in the Notes and the Indenture will have been fully satisfied, waived or discharged; (C) applicable law, including its interpretation, will remain unchanged from the law in effect as of the date of this letter; (D) a sufficient number of shares of Common Stock will remain duly authorized to satisfy the Company's obligations upon such conversion; and (E) the Conversion Price then in effect with respect to the Notes will be greater than or equal to the par value of the Common Stock; and (ii) that the Notes and the Indenture constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        As to matters of fact material to our opinion, we have relied solely upon our review of the enumerated documents referred to above in this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and express no opinion with respect to choice of law or conflicts of law.

        Based upon the foregoing and subject to the additional qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

        Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN A Professional Corporation

By:	/s/ J. ALEX MOORE J. Alex Moore On Behalf of the Firm

JAM/lka

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  EXHIBIT 5.1